Exhibit 10.14

December 31, 2014

Ms. Renuka Uppaluri

2308 Wynonna Ct.

Louisville, CO 80027

Re: Offer of Employment

Dear Renuka:

I am very pleased to extend to you this offer to become a full time employee of Alere, Inc, (the Company) as our Senior Vice President, Global R&D, based in our San Diego facility, and reporting to Namal Nawana, President and Chief Executive Officer. Your start date will be no later than February 15, 2015. This offer contains the following terms:

•	A biweekly salary of $15,384.61, or $400,000.00 annualized. You will be eligible for a salary review in April 2016, and every year thereafter.

•	You will be paid a $100,000 sign on bonus, payable on March 15, 2015.

•	You will be eligible to participate in our 2015 Corporate Incentive Plan, with a target bonus percentage of 45% of base, with upside potential up to 65%, and a minimum guaranteed 35% payout. Target levels in subsequent years will be at the same level as other direct reports to our CEO.

•	You will also Participate in the company’s Annual Long Term Incentive (LTI) program, and be targeted to earn a minimum of $250,000 in annual LTI value,

•	We will also promptly recommend to the Board of Directors of the Company that you be granted an option to purchase 40,000 shares of Alere common stock, as well as, 20,000 Restricted Stock Units (RSUs). Subject to the Board’s approval, the date of the grant will be the later of i) the first Stock Option Grant Date following the first day of your employment or ii) the first Stock Option Grant Date following the Board’s approval, and the strike price will be set at that day’s closing price of our common stock. Stock Option Grant Dates occur the last calendar day of every other month beginning the last calendar day of February each year. This option will vest over four years in equal annual installments (and, to the extent permitted by United States tax law, this option will be an Incentive Stock Option). The RSUs vest over 3 years, one-third each year. In the unlikely event your position is eliminated or duties are significantly diminished due to an internal, non-cause related reason, and you leave the company, both these hire-on grants’ remaining vesting will be accelerated.

•	We will also recommend to the Board of Directors that you be covered under the Alere Change of Control Severance agreement. In addition, in the very unlikely scenario whereby your position is eliminated or significantly diminished due to internal restructuring or an internal non-cause reason, and you leave the company, the company will pay you a severance amount equal to 12 month’s base salary.

•	As this role is based in San Diego, you agree to relocate within 6 months (anticipated to be Summer 2015.) The company, in turn, will facilitate and cover all pay moving, storage and interim housing and transportation costs. In addition, in consideration for the difference in cost of living, the Company will pay you $70,000 on July 1, 2015, $60,000 on July 1, 2016 and $50,000 on July 1, 2017, assuming continued employment with the Company.

•	Earned 20 vacation days and 5 sick days per year.

•	In addition to the above, you will receive the standard benefits package available to all Company employees. These benefits are subject to periodic review and revision by the Company in its discretion. We will provide you separately with a package outlining the standard employee benefits.

This offer is contingent on your executing the Company’s Nondisclosure, Noncompetition and Developments Agreement, attached hereto, and on being able to provide proof of employability under United States immigration laws by satisfactorily submitting the documents required on the 1-9 form enclosed in your new hire packet.

Prior to your first day please submit documentation to establish your identity and employment eligibility. You will not be permitted to start your employment until your employment eligibility is verified. This offer also is contingent on the successful completion of a background check as well as a completed check of references provided.

You will be employed by the Company on an at-will basis. This means that your employment is for no specific period of time, and either you or the Company may terminate your employment at any time, with or without notice and with or without cause. If terminated without cause, applicable severance guidelines would apply, or the above, whichever is more favorable to you. This letter is not meant to be a contract of employment for any specific duration. Although your job duties, title, compensation and benefits, as well as Company personnel policies and procedures, may change from time to time, you agree (A) that the Company’s Nondisclosure, Noncompetition and Developments Agreement will continue to apply to you, and (B) the “at-will” nature of your employment may only be changed in a document signed by you and the President of the Company.

Renuka, I am very much looking forward to working with you, and having you help us make Alere a great company. Please indicate your acceptance of this offer by signing and dating one copy of this letter and returning the signed letter to me at your earliest convenience and no later than January 5, 2015.

Sincerely,

Namal Nawana

President and Chief Financial Officer, Alere

I hereby accept and agree to the above offer employment subject to the conditions set out above.

/s/ Renuka Uppaluri	January 2, 2015
Renuka Uppaluri